Exhibit 5.1

August 8, 2006

The Board of Directors

Medical Solutions Management Inc.

237 Cedar Hill Street

Marlboro, MA 01752

Re:	Registration Statement on Form SB-2 filed by Medical Solutions Management Inc., a Nevada corporation (the “Company”)

Gentlemen:

As special counsel to the Company in connection with preparation of a Registration Statement on Form SB-2 (the “Registration Statement”) relating to the sale by the selling stockholders identified therein (the “Selling Stockholders”) of up to (i) 15,053,600 issued and outstanding shares of the Company’s common stock held by the Selling Stockholders (the “Common Shares”), (ii) 16,300,000 shares of common stock of the Company issuable by the Company upon the exercise of warrants to purchase common stock of the Company held by the Selling Stockholders (the “Warrant Shares”), and (iii) 9,661,088 shares of common stock of the Company issuable by the Company upon the conversion of a debenture convertible into common stock of the Company held by the Selling Stockholders (the “Debenture Shares”). We have examined the originals or certified, conformed or reproduction copies of all such records, agreements, instruments and documents as we have deemed necessary as the basis for the opinion expressed herein. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinion hereafter expressed, we have relied upon certificates of public officials and statements or certificates of officers of representatives of the Company and others.

Based upon and subject to the foregoing, we are of the opinion that (i) the Common Shares have been legally issued and are fully paid and nonassessable, (ii) the Warrant Shares, when issued in accordance with the terms of the governing warrants to purchase common stock, and when the consideration therefore shall have been received by the Company, will be legally issued, fully paid and nonassessable, and (iii) the Debenture Shares, when issued in accordance with the terms of the governing debenture convertible into common stock, and when the consideration therefore shall have been received by the Company, will be legally issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under “Legal Matters” in the prospectus that constitutes a part of the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Parr Waddoups Brown Gee & Loveless, PC

PARR WADDOUPS BROWN GEE & LOVELESS, PC